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                                                                     EXHIBIT 8.1

                              DEWEY BALLANTINE LLP

                          1301 AVENUE OF THE AMERICAS
                              NEW YORK 10019-6092
                       TEL 212 259-8000 FAX 212 259-6333




                                                     December 17, 1998




To the Parties Listed on Schedule I:


Ladies and Gentlemen:

                  We have acted as special tax counsel to First Sierra Financial, Inc. ("First Sierra") and First Sierra Receivables III, Inc. (the "Depositor"), in connection with the issuance by First Sierra Equipment Contract Trust 1998-1, a Delaware common law trust acting through First Union Trust Company, National Association, not in its individual capacity but solely as Owner Trustee (the "Trust"), established pursuant to a Trust Agreement, dated as of December 1, 1998, between the Depositor and First Union Trust Company, National Association, not in its individual capacity but solely as owner trustee, of (i) $70,687,140 of 5.215% Equipment Contract Backed Notes, Class A-1 (the "Class A-1 Notes"), (ii) $53,856,869 of 5.490% Equipment Contract Backed Notes, Class A-2 (the "Class A-2 Notes"), (iii) $52,510,447 of 5.450% Equipment Contract Backed Notes, Class A-3 (the "Class A-3 Notes"), (iv) $70,687,140 of 5.628% Equipment Contract Backed Notes, Class A-4 (the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Class A Notes"), (v) $5,385,687 of 7.340% Equipment Contract Backed Notes, Class B-1 (the "Class B-1 Notes"), (vi) $2,692,843 of 9.510% Equipment Contract Backed Notes, Class B-2 (the "Class B-2 Notes"), and (vii) $5,385,687 of 6.242% Equipment Contract Backed Notes, Class B-3 (the "Class B-3 Notes"). The Class A Notes, the Class B-1 Notes, the Class B-2 Notes and the Class B-3 Notes are collectively referred to as the "Notes." The Notes were issued pursuant to an Indenture, dated as of December 1, 1998 (the "Indenture"), among the Trust, First Sierra, as servicer and as originator, and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Pursuant to the Indenture, the Pledged Property (as defined in the Indenture) will be pledged by the Trust to the Indenture Trustee for the benefit of the Noteholders. Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Indenture.

                  You have asked for our opinion concerning the tax treatment of the Notes for Federal income tax purposes. Although no transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision, subject to the assumptions and qualifications set forth below, it is our opinion that, for Federal income tax purposes, the Notes, other than the Class B-3 Notes, will be characterized as indebtedness. In addition, it is our opinion for Federal income tax purposes, that the Trust will not be characterized as an association or as a publicly traded partnership taxable as a corporation. Further, it is our opinion that the Notes, other than the Class B-3 Notes, will be


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treated as indebtedness under the laws of the State of New York. In addition, we confirm that the discussion of federal income tax consequences appearing in the Prospectus and in the Prospectus Supplement under the caption "Material Federal Income Tax Consequences" is our opinion as to the material federal income tax consequences of purchasing, owning and disposing of the securities and expressly adopt it as such.

                  Our opinion is based, in part, upon (i) the agreement of the Company, the Depositor, the Trust, the Indenture Trustee and the Noteholders to treat the Notes for Federal, state, local, foreign, and other tax purposes as indebtedness (and assumed compliance with such agreement) and (ii) our conclusion that the Federal income tax treatment of the Notes will be determined based on the economic substance of the transactions resulting from the Indenture. Although there can be no assurance that the Internal Revenue Service (the "IRS") will not take one or more possible contrary positions, it is our opinion that none of those positions, if asserted by the IRS, would prevail. Our opinion is based upon the present provisions of the Internal Revenue Code of 1986 as amended, the regulations promulgated thereunder, and judicial or ruling authority, all of which are subject to change, which change may be retroactive. No ruling on any issue discussed above will be sought from the IRS.

                  Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinion contained herein after the date hereof. We hereby expressly reserve our opinion with regard to the Class B-3 Notes.

                  This opinion is furnished by us as counsel in connection with the issuance of the Notes, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

                                             Very truly yours,

                                             /s/ Dewey Ballantine LLP

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                                   Schedule I


Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

First Union Trust Company, National Association
920 King Street, Suite 102
Wilmington, Delaware 19801

Duff & Phelps Credit Rating Co.
55 East Monroe, Suite 4200
Chicago, Illinois 60601

First Sierra Financial, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

First Sierra Receivables III, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

Wheat First Securities, Inc., doing business as First Union Capital Markets, a division of Wheat First Securities, Inc.
One First Union Center, TW-10
301 South College Street
Charlotte, N.C. 28288-0610

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

Fitch IBCA, Inc.
One State Street Plaza
New York, New York 10004

Standard & Poor's Ratings Group, a
  division of The Mc-Graw Hill Companies
26 Broadway 15th Floor
New York, New York 10004

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292



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Moody's Investors Service, Inc.
99 Church Street
New York, New York 10004

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167



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